UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Trogdon            Dewey              L.
   3101 N ELM STREET
   GREENSBORO NC 27415-6540

2. Issuer Name and Ticker or Trading Symbol
   CONE MILLS CORPORATION (COE)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   November 1997
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)


7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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Common Stock                                  11/20/97    G    V   12,250        D  $0.000       362,250        D
Common Stock                                                                                     125,000        I  by Spouse

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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1994 Stock Option Plan For     $12.875                                                                    05/17/94     05/10/01
Non-Emp. Dir.(right to buy)
1994 Stock Option Plan For     $11.625                                                                    05/16/95     05/16/02
Non-Emp. Dir.(right to buy)
1994 Stock Option Plan (right  $12.000                                                                    05/21/96     05/20/03
to buy)
1994 Stock Option Plan (right  $7.750          05/20/97       A     V   1,000                              05/20/97    05/19/04
to buy)

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
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1994 Stock Option Plan For               Common Stock                   1,000                     1,000         D
Non-Emp. Dir.(right to buy)
1994 Stock Option Plan For               Common Stock                   1,000                     1,000         D
Non-Emp. Dir.(right to buy)
1994 Stock Option Plan (right            Common Stock                   1,000                     1,000         D
to buy)
1994 Stock Option Plan (right  05/20/97  Common Stock                   1,000                     1,000         D
to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ Trogdon            Dewey              L.
DATE 12/09/97